Exhibit 10.10

[Translated from Chinese]

Contract Number: GSBG-RD-201108-001

Acquisition Agreement

Chapter I General Term

Section One The Parties

1.	The buyer (hereafter referred to as “Party A”):

Telestone Technologies Corporation (NASDAQ Code: TSTC)

2.	The seller (hereafter referred to as “Party B”):

All the legal shareholders of Sichuan Ruideng Telecom Co. Ltd.(Party C will also be purchased)

Yanqun XIE	ID NO: 510103196302034217, holding 70% of the equity interest of Party C.

Current Address: 1-3-10, No. 2 Tiyuan Road, Wuhou District, Chengdu.

Hong LI	ID NO: 510103196305024241, holding 20% of the equity interest of Party C.

Current Address: 1-3-10, No. 2 Tiyuan Road, Wuhou District, Chengdu.

Jicheng ZHU	ID NO: 510103196402250013, holding 10% of the equity interest of Party C.

Current Address: 1-5-6, No. 7 Zhanqi East Road, Qingyang District, Chengdu.

3.	The warrantor of this agreement (hereafter referred to as “Party C”): Sichuan Ruideng Telecom Co. Ltd, is a Chinese company registered and existing under the laws of China and Sichuan province in Sichuan Province. Party C is also the target company of this agreement. Party C agrees to fully, properly and timely perform his obligations as a guarantor, and shall assume joint liability due to Party B’s default.

Legal Representative: Yanqun XIE.

Section Two The purpose of this agreement

4.	Based on the following conditions, upon the principle of equality and mutual benefit and the principle of achieving agreement through consultation, Party A and Party B entered into this contract in connection with Party A, Telestone Technologies Corporation, a listed company, using its stocks to purchase 100% of the equity interest in Party B and the rights of Party C.

(1)	The execution of the Company Purchase Intention Letter (see Exhibit 6 of the Company Purchase Intention Letter), which was entered by Party A and Party B on May 10th, 2011.

(2)	When signing this agreement, there are no legal impediments and significant events which may affect Party A and Party B’s existence and the abilities in performing this agreement.

(3)	Party B promises that there is nothing contrary to any laws and regulations of China and Sichuan province and there is no damage to public interests and a third party, and agrees to, upon the execution of this Contract, transfer to Party A all its equity interests and rights in the target company, pursuant to the conditions in the Contract hereof and within the period agreed upon.

(4)	Party A agrees to, in accordance with this agreement, upon acceptance of all of Party B’s equity interests in the target company, pay Party B with restricted stock of Telestone Technologies Corporation.

Section Three Execution of the Contract

5.	Signed Date: , 2011

6.	Signed PlaceH: Floor 10 China Ruida Tower, No. 74 Lutu Road, Shijinghsan District, Beijing.

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Section Four Definitions

7.	Unless the terms or context of this Contract otherwise provide, the following terms shall have the meanings set out below:

(1)	“Equity Interests” means the current shareholders’ shareholder interests in the target company in proportion to their contributions and paid in capital to the registered capital of the target company pursuant to provisions of relevant laws. In the Agreement, the Equity Interests is expressed as a percentage.

(2)	“Transfer of Equity Interest” means one hundred percent (100%) of the target company’s Equity Interest that Party B, in accordance with terms of the Agreement, agrees to sell.

(3)	“Transfer Price” has the meanings subscribed in Article 12 and Article 13.

(4)	“Completion Date of the Transfer” means the date on which, pursuant to the Agreement, Party B has completed all the approvals and registration procedures in connection to this acquisition with the relevant government authorities, and Party A has issued the restricted stocks to each of Party B’s shareholders.

(5)	“Current Shareholders” means, prior to the execution of the Agreement, the shareholders of the target company subscribed in the latest valid contract and article of association, i.e. Party B of the Agreement.

(6)	“the Agreement” means the main body of and all the exhibitions of the Agreement, all the relevant agreements and exhibitions in the course of reaching the Agreement, and all the intermediate documents in connection with execution of the Agreement, as well as additional documents required after the execution of the Agreement.

8.	Chapter, article, section, item and exhibition mean the chapter, article section, item and exhibition of the Agreement.

9.	The section titles in this Agreement are solely used for convenience, and shall not affect the understanding and interpretation of the Agreement.

Chapter II Operation of the Acquisition

10.	Party A and Party B agree that the procedures of this acquisition are as follows:

(1)	Within one month after the execution of this Agreement, Party B and Party C shall apply to the relevant authorities to obtain all the necessary approvals for this merger;

(2)	After Party B obtains all the necessary approvals, Party A will appoint directors and officers to take over the management of Party C. Party B shall cooperate with Party A’s appointees in Party C’s management transition until Party A’s appointees can manage Party C by themselves. The transition period shall not exceed one year;

(3)	Within one month after the execution of this Agreement, Party B and Party C shall apply to the relevant administration of industry and commerce to update its registration and obtain a new business license;

(4)	After obtaining the new business license of Party C, Party A shall pay Party B restrictive common stock of Telestone Technologies Corporation, a NASDAQ listed company, in accordance with Article 13.

11.	Party B and Party C shall complete all the matters mentioned in Article 10 (1), (2) and (3) within three (3) months after the execution of this Agreement; and all the fees and expenses arising therefrom shall be borne by Party C.

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Chapter III Stock Exchange

12.	Party A and Party B agree that Party A shall pay Party B 1,800,000 shares of restrictive common stock of Telestone Technologies Corporation in exchange for all the equity interest owned by Party B in Party C and all the business assets of Party C verified by Party A. Payment of the 1,800,000 shares of restrictive common stock shall be dealt with in accordance with Article 13.

13.	Payment of Restrictive Common Stock

(1)	900,000 shares shall be issued to Party B immediately after this Agreement is executed and when any necessary change to the registration of shareholders at the administration of industry and commerce has been completed. After receiving the shares, Party B can immediately ask Party A to remove the restrictions, and Party A will issue a notice of restriction removal to Party B in accordance with the progress of handing over the management of Party C to Party A by Party B. Only after obtaining the notice of restriction removal can Party B’s broker trade the shares for Party B. If Party B does not follow the time schedule agreed by both Party A and Party B or hand over the assets audited and decided by both Party A and Party B, Party A has the right to reduce the amount of shares based on the delay and the reduction in the value of the assets.

(2)	600,000 shares shall be issued to Party B twelve (12) months after the execution of this Agreement. After receiving the shares, Party B can ask Party A to remove the restrictions twenty four (24) months after the execution of this Agreement and Party A shall issue a notice of restriction removal to Party B. Only after obtaining the notice of restriction removal can Party B’s broker trade the shares for Party B.

(3)	The conditions for removing the restrictions are that the net assets of Party C in its 2012 financial statements are not lower than those in its 2010 financial statements and the performing service state (for more information about performing service state, please see Schedule 4) on December 31, 2012 is not lower than the one on September 14, 2011. If Party C cannot reach the goals, then the number of performance shares shall be reduced in proportion to the unachieved goals.

(4)	300,000 shares shall be issued to Party B twenty four (24) months after the execution of this Agreement. After receiving the shares, Party B can ask Party A to remove the restrictions thirty six (36) months after the execution of this Agreement and Party A shall issue a notice of restriction removal to Party B. Only after obtaining the notice of restriction removal can Party B’s broker trade the shares for Party B.

(5)	The conditions for removing the restrictions are that the net assets of Party C in its 2013 financial statements are not lower than those in its 2010 financial statements and the performing service state (for more information about performing service state, please see Schedule 4) on December 31, 2013 is not lower than the one on September 14, 2011. If Party C cannot reach the goals, then the number of performance shares shall be reduced in proportion to the unachieved goals.

(6)	If, within the next thirty six (36) months, the profits of Party C increase by more than 18% every year mostly due to its own operation, Party A shall reward Party B with no more than 20% of the profits on a case-by-case basis. If Party C contributes to Party A’s business in other areas, such contribution can be included in the growth goal mentioned above upon Party A and Party B’s advance approval.

(7)	Party A shall hire Yanqun XIE currently employed by Party B as its Vice President in charge of marketing for a minimum of three years. During the employment period, Mr. XIE shall not be discharged without justification. Mr. Xie will be responsible for overseeing the marketing of the company and managing the operations of Party C.

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14.	Transfer price means the purchase price of the transferred shares, including all the shareholder interests contained in the transferred shares. Shareholder interests means all the current and potential interests related to the transferred shares, including the interests represented by 100% of the movable property and real property, tangible property and intangible property of the target company.

15.	The assets of the target company means all the property owned, controlled, managed and used by the company, including, but not limited to,

(1)	the technology, patents and products owned by the target company;

(2)	the client resources and marketing connections owned by the target company;

(3)	the fixed assets owned by the target company;

(4)	all the employees of the enterprises owned by the target company;

(5)	all the business assets and cash capital the target company has;

(6)	all the certificates of qualifications and honors, and the market reputation of the target company.

16.	With regard to undisclosed debt (if any), Party B shall be responsible for 100% of such undisclosed debt.

17.	Within seven (7) business days after the execution of this Agreement, Party B shall cause Party C (the target company) to submit the amended and restated agreement and articles of the target company to the approval department, to submit all required documents related to the shareholding change of the target company to the state administration for industry and commerce, and finish the change filing within three months, and make Party A the shareholder of the target company.

Chapter IV Payment

18.	Party A shall, upon the execution of this Agreement and the satisfaction of all the conditions precedent set forth in Chapter V within the period, pay the transfer price per Section 13 to the transferor Party B (and make adjustment according to Section 19).

19.	Before Party A pays Party B the transfer price, if any undisclosed debt and/or loss in value of assets (through its inadequacy, damage, decrease or loss in the use of the value of the assets of the target company compared with the list) is found, Party A shall be entitled to deduct 100% of the undisclosed debt and/or loss of value from the transfer price to be paid by Party A to Party B. After Party A pays Party B the transfer price, if any undisclosed debt and/or loss in value of assets is found, Party B shall return the proportion of the paid transfer price equal to 100% of the undisclosed debt and/or loss of value to Party A.

20.	Under this Agreement, the fees and taxes caused by the share transfer shall be borne by the parties according to relevant laws and regulations.

Chapter V Condition Precedent to the Share Transfer

21.	Only upon the full satisfaction of the following conditions precedent within three months after the execution of this Agreement, shall Party A be obliged to pay the transfer price set forth in Chapter IV of this Agreement in full:

(1)	Party B has accomplished all legal procedures to transfer shares to Party A; Party B has accomplished all updated filing and registrations with related departments with regard to the share transfer;

(2)	Party B has submitted a shareholders’ resolution approving the share transfer (see Exhibit A: Shareholders’ Resolution of Sichuan Ruideng Telecom Co. Ltd.)

(3)	Party B has signed a waiver letter discharging Party A of any possible tax responsibility or debt prior to the transfer (see Exhibit B: Representations and Warranties of the Transferor).

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22.	Party A is entitled to decide to waive any/all condition precedent in Section 21. Such waiver shall be in the written form.

23.	If any condition in Section 21 is not accomplished within the relevant period while Party A does not wish to waive the condition, this Agreement will be automatically terminated, and any rights and obligations of the parties will be void and not binding on the parties except those obligations that should be borne, and Party B shall not request Party A to pay the transfer price according to this Agreement.

24.	The parties agree that if this Agreement is automatically terminated due to the failure of satisfaction of the conditions in Section 21, Party B will be deemed as in breach. Under such circumstance, Party B shall be liable to Party A for its losses, including but not limited to the travel fee, attorney’s fees, accounting fees, evaluation fees, verification fees, litigation fees, arbitration fees, etc.

Chapter VI Completion Date of the Share Transfer

25.	This Agreement becomes valid upon execution, and Party A has the title to the shares and becomes the shareholder of the target company upon the completion of all required filing and registration. The rights and obligations will be finally accomplished upon the satisfaction of the conditions in Section 21 within the relevant period and Party A’s full payment of the transfer price to Party B.

Chapter VII Performance

26.	Party A is entitled to send the director to the board of the target company according to the Articles of the target company after the completion of the state administration of industry and commerce registration, and the director can perform all obligations and duties. Relevant handling of the work shall be complete within 30 days after Party A sends the director to the board of the target company.

27.	Party A, Party B and Party C shall cooperate and complete the staffing arrangements of Party C, which shall be complete within 30 days after Party A sends the director. Party B shall cooperate with Party A and stabilize the staff in order for business to operate normally.

28.	During the period between the execution of this Agreement and the completion of the share transfer registration, Party B and Party C shall manage the assets of the target company appropriately and in good faith, and shall not do any harm to the assets of the target company.

Chapter VIII Representations and Warranties

29.	Party A and Party B hereby represent and warrant to each other as follows:

(1)	the representations and warranties of each party are true, complete and correct;

(2)	each party shall have the right to operate independently and distribute and manage its assets;

(3)	each party has the necessary right, authorization and approval to execute this Agreement and perform the obligations under this Agreement;

(4)	Upon the execution of this Agreement by its legally authorized representative, the relating regulations under this Agreement constitute its legal, effective and binding obligations;

(5)	Neither the execution nor the performance of the obligations under this Agreement will conflict, violate or disobey its Business License/Business Registration Certificate, Articles of Association or any laws, regulations or approvals of any government authorities or bodies, or any regulations under any contracts or agreements to which it is the signing party;

(6)	Until the effective date of this Agreement, there is no situation that may constitute violation of relating laws or may obstruct the performance of obligations under this Agreement;

(7)	To its best knowledge, there is no pending or threatening litigation, arbitration or other legal proceedings, administrative procedures or other proceedings or government investigation in relation to matters under this Agreement or that may have negative influence on the execution of this Agreement or the obligations under this Agreement;

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(8)	It has disclosed to the other party all the documents of any government departments it possesses that is relevant to the transaction contemplated in this Agreement, and all the documents it has provided previously to the other party do not contain any materially untrue statements or omissions that make such documents contain any inaccurate material facts.

30.	Party B represents and warrants to Party A the following:

(1)	Except for those disclosed to Party A in writing prior to the Agreement Date, there is no material litigation, arbitration or administrative procedures ongoing, not concluded or threats of litigation by any other person that is in relation to the equity of the target company held by Party B.

(2)	Except for those disclosed to Party A in writing prior to the Agreement Date, the equity of the target company held by Party B has not provided any security, mortgage, pledge, warranty to any third party, and Party B is the legal and complete owner of such equity;

(3)	Target Company (Party C), on the Agreement Date and the completion date of equity transfer, does not owe to Party B any liabilities, undistributed profits or current accounts in any name.

31.	The representations and warrants made by Party B in respect of the action of the Target Company (Party C) (see Attachment II: Representation and Warranties of Equity Transferor) are true, accurate and absent of material omissions that is misleading to Party A.

32.	Unless provided otherwise in this Agreement, the Representations and Warranties in Article 29, 30 and 31 and the Section IX of this Agreement remain effective after the completion of the equity transfer.

33.	If, prior to satisfaction of all the condition precedents in Section V, any Representation and Warranty is confirmed to be untrue, misleading or incorrect, or undone, then Party A can within thirty (30) days of receiving the notice as previously stated or upon knowledge of the relevant event notify Party B in writing and withdraw the purchase of transferred equity without incurring any legal liability.

34.	Party B warrants that it shall timely notify Party A, before the satisfaction of all the condition precedents in Section V as stated above, any material violation of warranties or material conflict of warranties.

Chapter IX. Liabilities for Breach of Contract

35.	The occurrence of any of the following events shall constitute breach of contract on that party under this Agreement:

(1)	Any party violating any of the provisions of this Agreement;

(2)	Any party violates any representations, warranties or covenants under this Agreement or any representations, warranties or covenants under this Agreement are considered to be untrue, incorrect or misleading;

(3)	Party B, without prior consent of Party A, directly or indirectly sells to a third party any of the assets of the Target Company held by it;

(4)	Within two years of the Execution Date, Party B is engaging in the same business of the Target Company.

36.	In the event that one party is in breach, the other party is entitled to request to terminate this Agreement timely and/or seek damages for losses incurred thereof. The rights and obligations among all the existing shareholders of Party B are common, joint and not severable and they are jointly and severally liable to Party B for unlimited liability.

37.	In the event Party A did not remit the transfer amount within the period agreed upon in this Agreement, then a 0.02% penalty will be imposed for every day that payment is past due, provided that the maximum penalty shall not exceed 3% of unpaid payables. If payment is past due for over 90 days, Party A is entitled to choose to dissolve the contract and parties must update the administration for industry and commerce registration to the status prior to the transfer. The fees for the registration update shall be born by Party A.

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38.	In the event Party B has not accomplished the obligations under this Agreement within the period agreed upon, except for situations that cause termination/dissolution of this Agreement, Party B shall pay Party A liquidated damages of 0.02% of the total transfer price of the Target Company.

39.	In the event this Agreement is terminated or dissolved due to Party B’s reasons, Party B shall return to Party A the full amount paid by Party A and pay liquidated damages equal to 3% of the equity transfer price.

Chapter X. Confidentiality

40.	Unless provided otherwise in this Agreement, parties shall exert its best efforts to keep any business information, material and/or documents in any forms that were obtained due to the performance of this Agreement, confidential, including any content of this Agreement and other cooperation matters that possibly exist between parties. Parties shall restrict its employees, agents and suppliers from obtaining the above information unless and solely for the purpose of performing the obligations under this Agreement.

41.	The above restrictions shall not apply to:

(1)	at the time of disclosure, the material or information are already publically available;

(2)	it becomes public information after the disclosure which is not caused by the recipient;

(3)	the recipient can approve that it has known the information before the disclosure, and which was not from other party directly or indirectly;

(4)	any party is obligated to disclose to the relevant government department according to the law, or any party discloses such information to its legal counsel and financial counsel as a requirement for its normal business operations;

(5)	any party discloses to its bank and/or other financial institution for conducting normal business.

42.	Each party shall instruct its directors, senior officers and other employees and directors, senior officers and other employees of its affiliates to abide with the confidentiality provisions as set forth.

43.	This provision shall continue to be effective even if the Agreement has been terminated for whatever reason.

Chapter XI Disclaimer

44.	Force Majeure shall mean any events which are unforeseen, unavoidable or insurmountable, and which arise after the execution of the Agreement and which prevent either party from performing the Agreement totally or partially. Force Majeure shall include, but is not limited to, walkout, employees’ disturbance, explosion, fire, flood, earthquakes, hurricane and/or any other natural disaster, and war, disturbance, intentional sabotage, expropriation, confiscation, actions for national sovereignty, changes of laws or failure to obtain the approvals on relevant matters by the government or failure to continue cooperation because of the relevant mandatory regulations of the government, and the occurrence of other big or sudden events.

45.	If the Force Majeure happened, the party who has been prevented from performing the Agreement shall inform the other Party in the most convenient way without delay and shall provide within 15 days thereafter a detailed written report about such Force Majeure. The Party affected by such Force Majeure shall take all reasonable action to eliminate the effect of such Force Majeure, and reduce the damages of each party caused by such Force Majeure. Each party shall make a decision on whether to terminate or postpone the Agreement, or partly or fully release the obligation of the party who has been blocked in the Agreement according to the effect of such Force Majeure on the performance of the Agreement. ..

Chapter XII Notice Provision

46.	The notices under the Agreement shall be delivered personally or sent by facsimile, emails, EMS, registered air letters to the address and the number set forth below, unless any party has given a written notice to other party about a changed address and changed number.

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47.	The notice given by EMS shall be deemed effectively given on the third (3) date after the delivery; the notice given by registered air letter shall be deemed effectively given on the fifth (5) date after the delivery; the signing date shall be deemed as the date of delivery if it is given or delivered personally; the send out date shall be deemed as the date of delivery if it is sent out by facsimile or emails. If the notice is given by facsimile, its original copy shall be delivered by EMS, registered air letter or personally to the other party after it has been sent out through facsimile.

48.	It shall be deemed that Party A has notified all the current shareholders if the written notice has been given to one shareholder of Party B.

49.	Contact information of each party:

(1) Party A: Telestone Technology Corporation

Address: 10F, China Ruida Plaza, No.74 Lugu Road,Shi Jingshan District, Beijing, China

Zipcode: 100040

Contact person:

Tel: 010-68608335

Fax: 010-68608332

E-mail:

(2) Party B:

Yanqun Xie, address: No. 10 Unit 3, No.2 Tiyuan Road, Wuhou District, Chengdu, zipcode: 610000, tel:___________, fax:__________, E-mail_________.

Hong Li, address: No. 10 Unit 3, No.2 Tiyuan Road, Wuhou District, Chengdu, zipcode: 610000, tel:___________, fax:__________, E-mail_________.

Jicheng Zhu, address: No. 10 Unit 3, No.2 Tiyuan Road, Wuhou District, Chengdu, zipcode: 610000, tel:___________, fax:__________, E-mail_________.

(3) Party C: Sichuan Ruideng Telecom Co. Ltd.

Address: 2F, Maike Building, No. 5 Jiuxing Avenue, Gaoxin District, Chengdu, Sichuan Province.

Zipcode: 610041

Contact Person:

 Tel: 028-85123008

Fax:

E-mail:

Chapter XIII Warranties

50.	Party C undertakes that Party B will pay the liquidated damages and/or the compensation when Party B breaches the contract according to the Agreement. If Party B does not bear its liabilities promptly, Party C shall bear all of Party B’s liabilities.

51.	Scope of Guarantees: all penalties and/or damages and rights-defending costs payable by Party B to Party A in accordance with the Agreement (including with no limitation, the attorney’s fees and litigation fees, etc.).

52.	Party C shall be jointly liable for the payments listed under Section 51. When Party B defaults in taking its liabilities stipulated hereof, an immediate right of recourse against Party C accrues to Party A. Party C shall make the relevant payments within 3 days upon receipt of Party A’s Notice of Claim. Should Party C fails to make such payments within the specified period of time, a penalty of 0.05% of the overdue amount shall be paid to Party A per day.

Chapter XIV Supplementary Provisions

53.	Except as otherwise provided herein, any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by the authorized representatives through consultation by both parties and shall constitute an integral part thereof. Where there is any inconsistency, the amendment shall prevail.

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54.	Inaction or delay of any party in exercising any right, power or privilege under the Agreement to the other party’s breach of agreement or delay in performing any of its obligations hereunder shall not operate as a waiver thereof, nor shall preclude, affect or restrict the exercise of any right, power or privilege of the non-default party hereunder in accordance with relevant Chinese laws and regulations.

55.	If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be ineffective only to the extent of such invalidity or unenforceability, without affecting or impairing the validity, legality and enforceability of the remaining provisions thereof. In the meantime, the parties shall stop performing such invalid or unenforceable provisions and amend them to the extent that they are valid, effective and enforceable to such specific facts and conditions with their original intention having been respected to the largest degree.

56.	In case Party A deems it to be necessary, it can, with written notice to Party B, assign its rights and obligations hereunder in whole or in part to its related companies.

57.	Except as otherwise provided herein, any costs and expenditures incurred in connection with the said share transfer hereof, except for the taxes, shall be bore by Party B.

58.	The Agreement constitutes the entire agreement among parties with respect to the share transfer hereof. Except as otherwise provided herein, only by a written instrument signed by the authorized representatives of the parties hereto may amend or supplement to the provisions thereof.

59.	In case the provisions hereof have not been fully performed before the transfer completion date, it shall remain in full force and effect after such transfer completion date.

60.	Parties hereto may sign separate supplement agreements through consultation and negotiation for matters not mentioned herein.

61.	The Agreement shall have six counterparts, with Party A and Party B each holding three.

Chapter XV Governing Law, Settlement of Disputes and Miscellaneous Provisions

62.	The formation of this Agreement, its validity, interpretation, execution and settlement of disputes shall be governed by the laws of the People’s Republic of China.

63.	For any dispute which arises in the implementation of the Agreement or in connection with the Agreement, parties hereto shall strive to resolve it quickly through amicable negotiation. Either party shall be entitled to bring a lawsuit in the court of competent jurisdiction in the place of Party A’s residence if the parties fail to reach a settlement through negotiation.

64.	All appendixes hereof are made an integral part of this Agreement, and shall be valid and binding on the parties hereto with the same effect of the Agreement.

65.	The Agreement shall take effect immediately from the date the authorized representatives of parties hereto sign or stamp with the official seals or the special seals for this Agreement.

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Party A: Telestone Technologies Corporation (Code of NASDAQ: TSTC)

Legal Representative:

Authorized Agent:

Party B:

Yanqun XIE:

Hong LI:

Jicheng ZHU:

Party C: Sichuan Ruideng Telecom Ltd., Co.

Legal Representative:

Authorized Agent:

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